Exhibit 10.4

ASSIGNMENT AND ASSUMPTION OF EMPLOYMENT AGREEMENT

This Assignment and Assumption (this “Agreement”) of Employment Agreement is made as of March 30, 2021 (the “Effective Date”), by and among Brooklyn ImmunoTherapeutics LLC, a Delaware limited liability company (“Assignor”), Brooklyn ImmunoTherapeutics, Inc., a Delaware corporation (“Assignee”), and Lynn Sadowski Mason (“Mason” and, collectively with Assignor and Assignee, the “Parties”).

WHEREAS, upon the terms and conditions set forth in this Agreement, Assignor desires to agree to assign all of its rights, title, and interest in, to and under the Employment Agreement (as defined below) to Assignee, and Assignee desires to assume all of the obligations of Assignor under the Employment Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.          Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Employment Agreement.

2.          Assignment and Assumption. As of the Effective Date, Assignor, for value received, hereby assigns, transfers and sets over all of Assignor’s rights, title and interest in, to and under that certain letter agreement between Assignor and Mason dated October 30, 2018 and as amended on March 12, 2020 (“Employment Agreement”) to Assignee and Assignee hereby accepts such assignment and transfer of the Employment Agreement. As of the Effective Date, Assignee assumes all of Assignor’s obligations under the Employment Agreement. Mason hereby consents to the assignment and assumption of the Agreement in accordance with this Agreement and hereby releases Assignor from all of its duties and obligations with respect to the Employment Agreement.

3.          Governing Law. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, and shall be governed and construed in accordance with the internal laws of the State of New York.

4.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.          Entire Agreement. This Agreement embodies the entire agreement among the Parties with respect to the subject matter hereof, and there have been and are no covenants, agreements, representations, or warranties between any of the Parties with respect to that subject matter other than those set forth in this Agreement.

BROOKLYN IMMUNOTHERAPEUTICS LLC		BROOKLYN IMMUNOTHERAPEUTICS, INC.

By:	/s/ Ronald Guido	By:	/s/ Ronald Guido
	Ronald Guido, Chief Executive Officer		Ronald Guido, Chief Executive Officer

ACKNOWLEDGED AND CONSENTED TO:

/s/ Lynn Sadowski Mason
Lynn Sadowski Mason